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                                                                    EXHIBIT 99.2

                      PRESS RELEASE ISSUED OCTOBER 6, 1997



                                                           Contact:  Marina Ein
                                                           202-223-2922


FOR IMMEDIATE RELEASE

                        TRAK AUTO CORPORATION ANNOUNCES
                    AGREEMENT TO SELL CALIFORNIA OPERATIONS


         Landover, MD......October 6, 1997 ...... Trak Auto Corporation
(NASDAQ:TRKA) announced today that it has entered into a contract to sell its operations in California to CSK Auto Parts, Inc.. The sale will involve 80 of Trak Auto's stores in California.

         CSK has agreed to pay a total purchase price of approximately $38.0 million in cash at closing, subject to possible reduction based upon the amount of inventory finally included in the sale. The closing of the sale, which is subject to the satisfaction of certain conditions, is anticipated to occur in early December. Closing of the transaction cannot be assured.

         Trak Auto will retain its leased distribution center in Ontario, California, though the inventory will be transferred to CSK. Trak Auto also will remain obligated on the leases for the stores being transferred to CSK.

         Keith Green, President of Trak Auto remarked " the sale of the California operations will allow Trak to focus its efforts on marketing and growth in its remaining markets, and the development of new businesses within the aftermarket. It is anticipated that this transaction will enhance Trak Auto's balance sheet and cash flow".

Following the transaction, Trak Auto will continue to operate 196 stores in the metropolitan areas of Washington, D.C., Richmond, Va., Pittsburgh, Pa., Chicago, Ill., and Milwaukee, Wisconsin. Trak Auto is a majority owned subsidiary of Dart Group Corporation (NASDAQ:DARTA).